Exhibit 99.1

SAKS INCORPORATED ANNOUNCES SECOND QUARTER

RESULTS

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (August 17, 2004)

HIGHLIGHTS:

•	Saks Incorporated recorded a ($.20) loss per share for the second quarter ended July 31, 2004 compared to last year’s loss per share of ($.18). The current year loss includes after-tax charges of ($2.1) million, or ($.01) per share, related to the disposal of long-lived assets. The comparable prior year period included a net gain of $2.7 million (net of taxes), or $.02 per share, related to the disposal of long-lived assets.

•	The Company recorded a net loss of ($6.9) million, or ($.05) per share, for the six months ended July 31, 2004 compared to a net loss of ($11.3) million, or ($.08) per share, last year. The current year period included charges of ($4.7) million (net of taxes), or ($.03) per share, primarily related to the disposal of certain long-lived assets. The comparable prior year period included a net gain of $4.5 million (net of taxes), or $.03 per share, primarily related the sale of the Company’s proprietary credit card portfolio and the disposal of certain long-lived assets.
•	Consolidated operating income for the first half increased by 21% to $41.1 million from $33.9 million last year.

•	For the first six months, SFAE’s operating income increased by 235% to $36.4 million from $10.9 million last year. This improvement was driven by strong comparable store sales growth and a reduction in promotional activity, and was accomplished while absorbing certain restructuring costs and investing in key strategic initiatives.

•	SDSG experienced a 10% decrease in first half operating income to $33.3 million from $37.0 million in the prior year. The decrease occurred in the second quarter and primarily related to the erosion in the sales trend throughout the quarter.

•	Inventories at July 31, 2004 totaled $1.47 billion, an 8.5% increase over the prior year second quarter. Comparable store inventories increased approximately 7% over last year.

•	During the quarter, the Company retired approximately $72 million of senior unsecured notes and paid a $2 per share dividend to common shareholders totaling approximately $285 million. After this activity, the Company ended the quarter with approximately $205 million of cash on hand and no borrowings on its $800 million revolving credit facility. Total funded debt at July 31, 2004 was approximately $1.42 billion.

(more)

SAKS INCORPORATED ANNOUNCES SECOND QUARTER

RESULTS

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

Birmingham, Alabama (August 17, 2004)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the second quarter and six months ended July 31, 2004.

The Company operates two business segments, Saks Department Store Group (“SDSG”) and Saks Fifth Avenue Enterprises (“SFAE”). SDSG consists of the Company’s department stores under the Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store nameplates and Club Libby Lu specialty stores. SFAE is comprised of Saks Fifth Avenue luxury department stores and Saks Off 5th outlet stores.

Overview of Results

Saks Incorporated’s results of operations are presented in accordance with generally accepted accounting principles.

Saks Incorporated recorded a net loss of ($28.9) million, or ($.20) per share, for the second quarter ended July 31, 2004, compared to a net loss of ($25.8) million, or ($.18) per share, last year. The current year second quarter included charges of ($2.1) million (net of taxes), or ($.01) per share, primarily related to the disposal of certain long-lived assets related to closed stores. The comparable prior year period included a net gain of $2.7 million (net of taxes), or $.02 per share, primarily related to a gain on the disposal of certain long-lived assets.

For the six months ended July 31, 2004, the Company recorded a net loss of ($6.9) million, or ($.05) per share, compared to a net loss of ($11.3) million, or ($.08) per share, last year. The current year period included charges of ($4.7) million (net of taxes), or ($.03) per share, primarily related to the write-off of certain long-lived assets related to closed stores. The comparable prior year period included a net gain of $4.5 million (net of taxes), or $.03 per share, primarily related to the sale of the Company’s proprietary credit card portfolio and the disposal of certain long-lived assets.

Operating income (loss) by segment (in millions) was as follows:

	Quarter Ended		Six Months Ended
	July 31, 2004	Aug. 2, 2003	July 31, 2004	Aug. 2, 2003
SDSG	$5,411	$12,515	$33,288	$37,027
SFAE	(12,447)	(22,112)	36,383	10,870
Items not allocated	(12,614)	(3,022)	(28,571)	(13,984)

Total	$(19,650)	$(12,619)	$41,100	$33,913

(more)

Items not allocated to the business segments are comprised of the cost of services performed on behalf of the entire company, those items not considered by corporate management in assessing segment operating performance, and such items as gains or losses on the disposal of long-lived assets and gains related to the sale of the credit card portfolio.

Comments on the Second Quarter and First Half

R. Brad Martin, Chairman and Chief Executive Officer of Saks Incorporated, noted, “After factoring in gains and losses related to long-lived assets and gains from the sale of our proprietary credit card portfolio, our second quarter loss narrowed, and Saks achieved a 21% increase in operating income for the first half of the year. Substantial improvement in the contribution of our SFAE business was partially offset by a decline at SDSG.”

Martin continued, “SFAE delivered a solid second quarter and first half performance. Year-to-date operating income rose 235%, driven by a comparable store sales increase of 16.1% while systematically reducing the level of promotional activity. These results include a continuing investment in key strategic initiatives and the absorption of certain restructuring costs.

“SDSG’s operating performance for the quarter and six months fell short of our expectations. A deterioration in SDSG’s sales trend throughout the quarter led to below plan sales and gross margin performance and a decline in expense leverage.”

Martin noted, “During the second quarter, total SG&A expenses increased by $42 million, resulting in 90 basis points of leverage erosion. The expense ratio at SFAE was essentially flat for the quarter as we continued to incur leadership transition costs and to invest in key strategic initiatives. The SG&A ratio at SDSG increased during the second quarter as investments in strategic marketing, selling, and innovation initiatives during the quarter were not leveraged due to the inability to achieve planned sales.

“For the remainder of the year, we have taken a cautious view regarding SDSG and now anticipate low single digit comparable store sales growth in the second half. We will manage expenses accordingly. At SFAE, we expect a favorable sales environment to continue, and we will continue to invest in the strategic initiatives for this business. Based on these assumptions, we anticipate year-over-year improvement in the consolidated expense ratio for the second half of 2004.”

Inventories at July 31, 2004 totaled $1.47 billion, an 8.5% increase over the prior year second quarter. Comparable store inventories increased approximately 7% over last year.

During the quarter, the Company retired approximately $72 million of senior unsecured notes and paid a $2 per share dividend to common shareholders totaling approximately $285 million. After this activity, the Company ended the quarter with approximately $205 million of cash on hand and no borrowings on its $800 million revolving credit facility. Total debt at July 31, 2004 was approximately $1.42 billion, and debt-to-capitalization was 41.2%.

Store News

In the quarter, the Company opened its replacement Younkers store in the Merle Hay Mall in Des Moines and opened its new Younkers prototype store in the Jordan Creek Town Center in early

(more)

August, which is also in Des Moines. The Company also closed two underproductive stores – Proffitt’s in Greenville, South Carolina and Younkers in downtown Green Bay, Wisconsin.

The Company has plans for six new or replacement stores in 2004:

Nameplate	Location	Sq. Footage	Opening Date
Younkers (Merle Hay replacement)	Des Moines, IA	165,000 SF	Opened July 2004
Younkers (Jordan Creek)	Des Moines, IA	160,000 SF	Opened August 2004
Proffitt’s (Riverchase)	Birmingham, AL	260,000 SF	October 2004
Saks Fifth Avenue	Raleigh, NC	80,000 SF	September 2004
Saks Fifth Avenue	Plano, TX	120,000 SF	September 2004
Off 5th	Destin, FL	30,000 SF	Opened May 2004

TOTAL		815,000 SF
NET (of replacement)		620,000 SF

The Company has closed three stores this year totaling approximately 400,000 square feet and thus expects net square footage growth for the year to be approximately 220,000 square feet.

At quarter end, Saks operated 239 SDSG stores with 26.0 million square feet, 62 Saks Fifth Avenue stores with 6.5 million square feet, and 54 Off 5th units with 1.5 million square feet. During the quarter, the Company opened three mall-based Club Libby Lu stores, bringing the quarter-end total to 26.

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions. Total sales (in millions) for the second quarter ended July 31, 2004 compared to last year’s second quarter ended August 2, 2003 were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$770	$751	2.5%	2.0%
SFAE	580	486	19.3%	17.0%

Total	$1,350	$1,237	9.1%	7.9%

Total sales (in millions) for the six months ended July 31, 2004 compared to the six months ended August 2, 2003 were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$1,628	$1,550	5.0%	4.2%
SFAE	1,262	1,069	18.1%	16.1%

Total	$2,890	$2,619	10.3%	9.1%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	Quarter Ended		Six Months Ended
	July 31, 2004	Aug. 2, 2003	July 31, 2004	Aug. 2, 2003
SDSG leased commissions	$4.0	$4.0	$8.1	$8.2
SFAE leased commissions	5.6	5.0	12.7	10.7

Total leased commissions	$9.6	$9.0	$20.8	$18.9

(more)

Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Tuesday, August 17, 2004 to discuss second quarter results. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 4815849).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; geo-political risks; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

####

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	July 31, 2004		August 2, 2003
Net sales	$1,350,357	100.0%	$1,237,104	100.0%
Cost of sales	853,438	63.2%	786,062	63.5%

Gross margin	496,919	36.8%	451,042	36.5%

Selling, general and administrative expenses	369,410	27.4%	327,319	26.5%
Other operating expenses:
Property and equipment rentals	50,356	3.7%	49,570	4.0%
Depreciation & other amortization	53,912	4.0%	52,418	4.2%
Taxes other than income taxes	38,552	2.9%	37,483	3.0%
Store pre-opening costs	1,027	0.1%	1,033	0.1%
Integration charges	—	0.0%	70	0.0%
(Gains) losses from long-lived assets	3,312	0.2%	(4,232)	-0.3%

Operating income (loss)	(19,650)	-1.5%	(12,619)	-1.0%
Other income (expense):
Interest expense	(26,162)	-1.9%	(27,901)	-2.3%
Other income (expense), net	237	0.0%	(76)	0.0%

Income (loss) before provision (benefit) for income taxes	(45,575)	-3.4%	(40,596)	-3.3%

Provision (benefit) for income taxes	(16,635)	-1.2%	(14,819)	-1.2%

Net income (loss)	$(28,940)	-2.1%	$(25,777)	-2.1%

Basic earnings (loss) per common share:	$(0.20)		$(0.18)
Diluted earnings (loss) per common share:	$(0.20)		$(0.18)

Weighted average common shares:
Basic	141,591		140,498
Diluted	141,591		140,498

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Six Months Ended
	July 31, 2004		August 2, 2003
Net sales	$2,890,550	100.0%	$2,618,964	100.0%
Cost of sales	1,792,036	62.0%	1,645,231	62.8%

Gross margin	1,098,514	38.0%	973,733	37.2%

Selling, general and administrative expenses	756,538	26.2%	662,387	25.3%
Other operating expenses:
Property and equipment rentals	102,410	3.5%	96,197	3.7%
Depreciation & other amortization	107,490	3.7%	104,682	4.0%
Taxes other than income taxes	82,366	2.8%	75,712	2.9%
Store pre-opening costs	1,239	0.0%	2,261	0.1%
Integration charges	—	0.0%	535	0.0%
(Gains) losses from long-lived assets	7,371	0.3%	(1,954)	-0.1%

Operating income	41,100	1.4%	33,913	1.3%
Other income (expense):
Interest expense	(52,128)	-1.8%	(56,765)	-2.2%
Other income (expense), net	138	0.0%	4,992	0.2%

Income (loss) before provision (benefit) for income taxes	(10,890)	-0.4%	(17,860)	-0.7%

Provision (benefit) for income taxes	(3,976)	-0.1%	(6,520)	-0.2%

Net income (loss)	$(6,914)	-0.2%	$(11,340)	-0.4%

Basic earnings (loss) per common share:	$(0.05)		$(0.08)
Diluted earnings (loss) per common share:	$(0.05)		$(0.08)

Weighted average common shares:
Basic	141,309		141,866
Diluted	141,309		141,866

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	July 31, 2004	August 2, 2003
ASSETS
Current assets
Cash and cash equivalents	$205,323	$389,748
Merchandise inventories	1,469,278	1,354,570
Other current assets	190,385	155,042
Deferred income taxes, net	83,129	77,176

Total current assets	1,948,115	1,976,536

Property and equipment, net	2,046,985	2,114,151
Goodwill and intangibles, net	324,709	323,987
Deferred income taxes, net	127,046	142,586
Other assets	90,926	55,613

TOTAL ASSETS	$4,537,781	$4,612,873

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$387,030	$356,311
Accrued expenses and other current liabilities	442,959	438,945
Current portion of long-term debt	74,948	81,478

Total current liabilities	904,937	876,734

Long-term debt	1,349,762	1,241,455
Other long-term liabilities	248,829	293,576

Total shareholders’ equity	2,034,253	2,201,108

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,537,781	$4,612,873

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Three Months Ended
	July 31, 2004	August 2, 2003
Net Sales:
Saks Department Stores Group	$770,350	$750,784
Saks Fifth Avenue Enterprises	580,007	486,320

	$1,350,357	$1,237,104

Operating Income:
Saks Department Stores Group	$5,411	$12,515
Saks Fifth Avenue Enterprises	(12,447)	(22,112)
Items not allocated	(12,614)	(3,022)

	$(19,650)	$(12,619)

Depreciation and Amortization:
Saks Department Stores Group	$29,121	$27,920
Saks Fifth Avenue Enterprises	24,244	23,290
Other	547	1,208

	$53,912	$52,418

Total Assets:
Saks Department Stores Group	$2,159,221	$2,103,728
Saks Fifth Avenue Enterprises	1,703,614	1,667,589
Other	674,946	841,556

	$4,537,781	$4,612,873

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Six Months Ended
	July 31, 2004	August 2, 2003
Net Sales:
Saks Department Stores Group	$1,628,191	$1,549,937
Saks Fifth Avenue Enterprises	1,262,359	1,069,027

	$2,890,550	$2,618,964

Operating Income:
Saks Department Stores Group	$33,288	$37,027
Saks Fifth Avenue Enterprises	36,383	10,870
Items not allocated	(28,571)	(13,984)

	$41,100	$33,913

Depreciation and Amortization:
Saks Department Stores Group	$58,133	$55,229
Saks Fifth Avenue Enterprises	48,263	46,460
Other	1,094	2,993

	$107,490	$104,682

Total Assets:
Saks Department Stores Group	$2,159,221	$2,103,728
Saks Fifth Avenue Enterprises	1,703,614	1,667,589
Other	674,946	841,556

	$4,537,781	$4,612,873